EXHIBIT 99.1

WELLS-GARDNER ANNOUNCES THIRD QUARTER RESULTS

Gaming Revenues Grew Nine Percent In The Third Quarter Of 2003

Thursday, October 30, 2003 --- Wells-Gardner Electronics Corporation (AMEX: WGA) today announced third quarter and nine month results for the period ending September 30, 2003.  Revenues were modestly lower for the third quarter of 2003 at $11.7 million versus revenues of $11.9 million in the same period in the prior year.  As previously disclosed, the decline in overall revenues is due to the decline in amusement industry sales, partially offset by continued higher gaming related sales.  In the third quarter 2003, gaming related sales grew 9.3% and accounted for 83% of total revenue compared to 75% in the same period in 2002.  The Company reported a net loss of $55,000 or ($0.01) per share as compared with a profit of $122,000 or $0.02 per share in the third quarter of 2002.  EBITDA in the 2003 third quarter was $173,000.

For the nine months ended September 30, 2003, overall sales rose 0.4% to $35.4 million with net income of $105,000 or $0.02 per share as compared to sales of $35.3 million and net income of $553,000 or $0.08 per share in the 2002 period.  Gaming related sales grew 28.6% and accounted for 82% of total revenue compared to 68% in 2002.  EBITDA for the 2003 nine months was $803,000.

 “The results for the third quarter and nine month periods were in line with expectations,” said Anthony Spier, Wells-Gardner Chairman and CEO. “We are on track to report EBITDA of approximately $1 million, before any one-time charges in connection with consolidating our Florida operations in the fourth quarter and are in line with what we publicly stated at the recent Deutsche Bank/Goldman Sachs Gaming Investment Conference.  With our largest gaming manufacturer customers reporting strong performances at the recent Global Gaming Expo in Las Vegas, we expect 2004 to be the year where gaming related sales completely offset the decline in our amusement industry sales and gets the Company back on track for revenue and earnings growth.”

Spier continued, “We have already begun to experience additional orders from our largest gaming manufacturer customers, with those orders expected to be filled in the first half of 2004.  We expect a difficult fourth quarter with the continued weakness in the amusement industry and we are up against a tough comparison to fourth quarter 2002 as we had a one-time $1.7 million international sale recorded in the quarter last year.  The Company is positioning itself for a favorable 2004, particularly with its largest gaming customers improving their market position.  We are no different than the rest of the gaming industry in that we are eagerly anticipating the legalization and expansion of new gaming markets in the United States and the international markets.  With the potential for new “racino” markets opening in Pennsylvania, Ohio and Maryland to the deregulation of the U.K. gaming market, analysts are predicting additional slot machine and VLT supply of over 100,000 machines in the next few years from new markets. Obviously this would benefit Wells-Gardner in a tremendous way with our customers expected to generate a sizeable portion of those orders if this expansion were to occur.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada; Egg Harbor Township, New Jersey; Hollywood, Florida and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines into casinos in North America.

This press release contains certain forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed in any forward-looking statement as a result of many uncertain future factors.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. A copy of its Annual Report and Quarterly Report can be obtained without charge by request to George B. Toma, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605. For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.

Consolidated Condensed Statements of Operations
	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Sales	11,744,000	11,886,000	35,411,000	35,266,000
Cost of sales	9,712,000	9,616,000	28,848,000	28,443,000
Engineering, selling & administrative	2,073,000	2,109,000	6,332,000	6,054,000
Operating earnings	(41,000)	161,000	231,000	769,000
Other expense, net	3,000	39,000	112,000	266,000
Income tax expense	11,000	0	14,000	2,000
Earnings from continuing operations	(55,000)	122,000	105,000	501,000
Cumulative effect of change in accounting principle	0	0	0	52,000
Net earnings	(55,000)	122,000	105,000	553,000

Basic earnings per common share:
Continuing operations	(0.01)	0.02	0.02	0.09
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.01
Basic earnings per common share	(0.01)	0.02	0.02	0.08

Diluted earnings per common share:
Continuing operations	(0.01)	0.02	0.02	0.09
Cumulative effect of change in accounting principle	0.00	0.00	0.00	0.01
Diluted earnings per common share	(0.01)	0.02	0.02	0.09

Weighted average common shares outstanding	6,034,003	5,751,298	5,971,839	5,738,739
Weighted average common & common quivalent shares outstanding	6,115,817	5,826,058	5,985,944	5,835,293